 As filed with the Securities and Exchange Commission on February 11, 2000

                                                 Registration No. 333-94791
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 2

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                         MAGNA ENTERTAINMENT CORP.

                     (formerly MI Entertainment Corp.)
             (Exact name of Registrant as specified in its charter)

                                ---------------
         Delaware                    7999                    98-0208374
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)

                                ---------------

                           285 West Huntington Drive

                         Arcadia, California 91007
                                 (626) 574-7233
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                             DAVID A. MITCHELL
                           285 West Huntington Drive

                         Arcadia, California 91007
                                 (626) 574-7233
  (Address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

                               SCOTT M. FREEMAN
                               Sidley & Austin
                              875 Third Avenue
                             New York, NY 10022
                                (212) 906-2000

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               EXPLANATORY NOTE

   The Registration Statement covers three distributions of the registrant's Class A Subordinate Voting Stock:

  . the distribution of these shares by Magna International Inc. to holders of its Class A Subordinate Voting Shares and Class B Shares by way of special dividend (the "Spin-Off Distribution");

  . the distribution on a delayed or continuous basis of these shares upon the redemption or exchange of exchangeable shares of a Canadian subsidiary of the registrant to be distributed by Magna to some of its Canadian shareholders as part of the special dividend referred to above (the "Redemption Distribution"); and

  . the distribution on a delayed or continuous basis of these shares by some of the registrant's shareholders (the "Selling Shareholders Distribution").

   The Registration Statement contains two forms of prospectus: one to be used in connection with the Spin-Off Distribution and Selling Shareholders Distribution in the United States (the "U.S. Distribution") and one to be used concurrently in connection with the Spin-Off Distribution and the Redemption Distribution in Canada (the "Canadian Distribution"). The U.S. Prospectus and Canadian Prospectus are identical except for the front cover page and certain other pages, and except that the Canadian Propectus includes a "Certificate of the Company and Promoter" and "Certificate of MEC Holdings (Canada) Inc.". The form of the U.S. Prospectus is included herein and is followed by the front cover page and other pages and certificates to be used in the Canadian Prospectus. Each of the alternate pages for the Canadian Prospectus included herein is labeled "Alternate Page for Canadian Prospectus".

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth all expenses, other than the underwriting discount, payable by the registrant in connection with the securities being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                               Amount to be Paid
                                                               -----------------
      SEC registration fee....................................       $
      NASD filing fee.........................................
      Blue Sky fees and expenses..............................
      Printing and engraving expenses.........................
      Accounting fees and expenses............................
      Legal fees and expenses.................................
      Miscellaneous...........................................
                                                                     ----
      Total...................................................       $
                                                                     ====

Item 14. Indemnification of Directors and Officers

   As permitted by Section 145 of the Delaware General Corporation Law, our by-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that that person is or was or has agreed to become one of our directors, officers, employees or agents, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our indemnification obligation extends to costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person or on his or her behalf in connection with such an action, suit or proceeding and any appeal therefrom, if that person acted in good faith in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation also provides that, to the extent permitted by law, our directors will have no liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director. We are covered under Magna's liability insurance which provides for coverage for our officers and directors and officers and directors of our subsidiaries, subject to a deductible for executive indemnification. The policy does not provide coverage for losses arising from violation of, or the enforcement of, environmental laws and regulations.

Item 15. Recent Sales of Unregistered Securities

   On November 12, 1999, we issued 650,695 shares of our Class A Subordinate Voting Stock, par value $0.01, to Edward J. DeBartolo Corporation and Oklahoma Racing LLC as partial consideration for the purchase of all the issued and outstanding stock of Thistledown, Inc. The transaction involved the purchase of all issued and outstanding stock of Thistledown, Inc. and Remington Park, Inc. for an aggregate amount of $24.0 million of which $19.5 million was paid in cash and $4.5 million was paid through the issuance of the Class A Subordinate Voting Stock. This issuance was made in reliance on the exemption from registration provided in Section 4(2) of the United States Securities Act of 1933 for transactions by an issuer not involving any public offering.

   On December 10, 1999, we issued 1,012,195 shares of our Class A Subordinate Voting Stock, par value $0.01 to Ladbroke Racing Corporation as partial consideration for the purchase of all the issued and outstanding stock of Ladbroke Land Holdings, Inc. and Pacific Racing Association Inc. The aggregate amount of consideration for the transaction was $87.0 million of which $60.0 million was paid in cash $7.0 million was paid through the issuance of the Class A Subordinate Voting Stock and $20.0 million was paid by way of an interest-free promissory note. This issuance was made in reliance on the exemption from registration provided in Section 4(2) of the United States Securities Act of 1933 for transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits


 Exhibit No. Description
 ----------- -----------
  2.1        Share Purchase Agreement dated October 29, 1999 between MI Venture
             Inc.
             (now Magna Entertainment Corp.) and 1305272 Ontario Inc.+
  2.2        Share Purchase Agreement dated October 29, 1999 between MI Venture
             Inc.
             (now Magna Entertainment Corp.) and Magna International Inc.+
  2.3        Share Purchase Agreement dated October 29, 1999 between MI Venture
             Inc.
             (now Magna Entertainment Corp.) and 1346457 Ontario Inc.+
  3.1        Certificate of Incorporation of Magna Entertainment Corp.,
             including amendments thereto+
  3.2        By-Laws of Magna Entertainment Corp.+
  4.1        Form of Stock Certificate for Class A Subordinate Voting Stock
  5.1        Opinion of Sidley & Austin*
 10.1        Asset Purchase Agreement dated as of November 13, 1998 between MI
             Developments (America) Inc., Meditrust Corporation, Meditrust
             Operating Company, The Santa Anita Companies, Inc. and Santa Anita
             Enterprises, Inc. together with assignment of interest from MI
             Developments (America) Inc. to The Santa Anita Companies, Inc.+
 10.2        Stock Purchase Agreement dated as of June 30, 1999 between MI
             Venture Inc. (now Magna Entertainment Corp.) and Gulfstream
             Holdings Inc. of Illinois and Gulfstream Park Racing Association
             Inc.+
 10.3        Stock Purchase Agreement dated as of October 21, 1999 between MI
             Venture Inc. (now Magna Entertainment Corp.), The Edward J.
             DeBartolo Corporation and Oklahoma Racing LLC+
 10.4        Stock Purchase Agreement dated as of November 5, 1999 between MI
             Venture Inc. (now Magna Entertainment Corp.) and Ladbroke Racing
             Corporation+
 10.5        Exchangeable Share Support Agreement dated as of December 30, 1999 between Magna Entertainment Corp. and MEC Holdings (Canada) Inc.
 10.6        Voting and Exchange Agreement dated as of December 30, 1999 among
             Magna International Inc., Magna Entertainment Corp. and MEC
             Holdings (Canada) Inc.
 10.7        Term Loan Credit Agreement dated as of November 15, 1999, as amended from time to time, between The Santa Anita Companies, Inc and Wells Fargo National Association+
 10.8        Revolving Credit Agreement dated as of November 15, 1999 between
             Los Angeles Turf Club, Incorporated and Wells Fargo National Bank+
 10.9        Forebearance Agreement dated as of February 8, 2000 between Magna
             International Inc. and Magna Entertainment Corp.+
 10.10       Access Agreement dated as of March 1, 1999 between Magna
             International Inc. and Magna Vierte Beteiligungs AG
 10.11       Magna Entertainment Corp. Long-Term Incentive Plan

 Exhibit No. Description
 ----------- -----------
 10.12       Employment Agreement with David A. Mitchell dated November 26,
             1999 and accepted December 20, 1999
 21.1        Subsidiaries of the Registrant
 23.1        Consent of Ernst & Young LLP in respect of the Audited
             Consolidated Financial Statements of Magna Entertainment Corp.+
 23.2        Consent of Ernst & Young LLP in respect of the Audited Financial
             Statements of Los Angeles Turf Club, Inc.+
 23.3        Consent of PricewaterhouseCoopers LLP in respect of the Audited
             Consolidated Financial Statements of Gulfstream Park Racing
             Association, Inc. and Subsidiary+
 23.4        Consent of Hill, Barth & King LLC in respect of the Audited
             Financial Statements of Remington Park, Inc.+
 23.5        Consent of Hill, Barth & King LLC in respect of the Audited
             Financial Statement of Thistledown, Inc.+
 23.6        Consent of Ernst & Young LLP in respect of the Audited Combined
             Financial Statements of Golden Gate Fields+
 23.7        Consent of Jerry D. Campbell to act as director+
 23.8        Consent of William G. Davis to act as director+
 23.9        Consent of Peter M. George to act as director+
 23.10       Consent of Joseph W. Harper to act as director+
 23.11       Consent of J. Terrence Lanni to act as director+
 23.12       Consent of Edward C. Lunley to act as director+
 23.13       Consent of Earl I. Mack to act as director+
 23.14       Consent of Gino Roncelli to act as director+
 23.15       Consent of Andrew Stronach to act as director+
 23.16       Consent of Ronald J. Volkman to act as director+
 23.17       Consent of John C. York II to act as director+
 23.18       Consent of Sidley & Austin (included in Exhibit 5.1)
 27.1        Financial Data Schedules+
 99.1        Provisions attaching to the Exchangeable Shares of MEC Holdings
             (Canada) Inc.+

--------
*To be filed by amendment

+Previously filed

(b) Financial Statement Schedules

   Schedule III--Real Estate and Accumulated Depreciation

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of our securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of our securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, in Canada, on January 14, 2000.

                         MAGNA ENTERTAINMENT CORP.
                           (Registrant)

                           By: /s/ James Nicol
                              ---------------------------------
                              Name:  James Nicol
                              Title: Vice Chairman and President


                           By: /s/ J. Brian Colburn
                              ---------------------------------
                              Name:  J. Brian Colburn
                              Title: Executive Vice-President and Secretary

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Brian Colburn, Vincent Galifi, James Nicol, and Graham Orr, and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) or otherwise) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature           Title                                                Date
---------           -----                                                ----
/s/ Frank Stronach
------------------
Frank Stronach      Chairman, Chief Executive Officer and Director       January 14, 2000
/s/ Graham Orr
------------------
Graham Orr          Executive Vice-President and Chief Financial Officer January 14, 2000
/s/ James Nicol
------------------
James Nicol         Vice Chairman, President and Director                January 14, 2000
/s/ James Bromby
------------------
James Bromby        Corporate Controller                                 January 14, 2000

/s/ Vincent Galifi
----------------------
Vincent Galifi          Executive Vice President, Finance and Director      January 14, 2000
/s/ J. Brian Colburn
----------------------
J. Brian Colburn        Executive Vice President and Secretary and Director January 14, 2000
/s/ Lonny Powell
----------------------
Lonny Powell            Executive Vice President, Racing Operations         January 14, 2000
/s/ Frank DeMarco, Jr.
----------------------
Frank DeMarco, Jr       Vice-President, Regulatory Affairs                  January 14, 2000

II. INDEX OF EXHIBITS

 Exhibit No. Description
 ----------- -----------
  2.1        Share Purchase Agreement dated October 29, 1999 between MI Venture
             Inc.
             (now Magna Entertainment Corp.) and 1305272 Ontario Inc.+
  2.2        Share Purchase Agreement dated October 29, 1999 between MI Venture
             Inc.
             (now Magna Entertainment Corp.) and Magna International Inc.+
  2.3        Share Purchase Agreement dated October 29, 1999 between MI Venture
             Inc.
             (now Magna Entertainment Corp.) and 1346457 Ontario Inc.+
  3.1        Certificate of Incorporation of Magna Entertainment Corp.,
             including amendments thereto+
  3.2        By-Laws of Magna Entertainment Corp.+
  4.1        Form of Stock Certificate for Class A Subordinate Voting Stock
  5.1        Opinion of Sidley & Austin*
 10.1        Asset Purchase Agreement dated as of November 13, 1998 between MI
             Developments (America) Inc., Meditrust Corporation, Meditrust
             Operating Company, The Santa Anita Companies, Inc. and Santa Anita
             Enterprises, Inc. together with assignment of interest from MI
             Developments (America) Inc. to The Santa Anita Companies, Inc.+
 10.2        Stock Purchase Agreement dated as of June 30, 1999 between MI
             Venture Inc. (now Magna Entertainment Corp.) and Gulfstream
             Holdings Inc. of Illinois and Gulfstream Park Racing Association
             Inc.+
 10.3        Stock Purchase Agreement dated as of October 21, 1999 between MI
             Venture Inc. (now Magna Entertainment Corp.), The Edward J.
             DeBartolo Corporation and Oklahoma Racing LLC+
 10.4        Stock Purchase Agreement dated as of November 5, 1999 between MI
             Venture Inc. (now Magna Entertainment Corp.) and Ladbroke Racing
             Corporation+
 10.5        Exchangeable Share Support Agreement dated as of December 30, 1999 between Magna Entertainment Corp. and MEC Holdings (Canada) Inc.
 10.6        Voting and Exchange Agreement dated as of December 30, 1999 among
             Magna International Inc., Magna Entertainment Corp. and MEC
             Holdings (Canada) Inc.
 10.7        Term Loan Credit Agreement dated as of November 15, 1999, as amended from time to time, between The Santa Anita Companies, Inc and Wells Fargo National Association+
 10.8        Revolving Credit Agreement dated as of November 15, 1999 between
             Los Angeles Turf Club, Incorporated and Wells Fargo National Bank+
 10.9        Forebearance Agreement dated as of February 8, 2000 between Magna
             International Inc. and Magna Entertainment Corp.+
 10.10       Access Agreement dated as of March 1, 1999 between Magna
             International Inc. and Magna Vierte Beteiligungs AG
 10.11       Magna Entertainment Corp. Long-Term Incentive Plan
 10.12       Employment Agreement with David A. Mitchell dated November 26,
             1999 and accepted December 20, 1999
 21.1        Subsidiaries of the Registrant
 23.1        Consent of Ernst & Young LLP in respect of the Audited
             Consolidated Financial Statements of Magna Entertainment Corp.+
 23.2        Consent of Ernst & Young LLP in respect of the Audited Financial
             Statements of Los Angeles Turf Club, Inc.+

 Exhibit No. Description
 ----------- -----------
 23.3        Consent of PricewaterhouseCoopers LLP in respect of the Audited
             Consolidated Financial Statements of Gulfstream Park Racing
             Association, Inc. and Subsidiary+
 23.4        Consent of Hill, Barth & King LLC in respect of the Audited
             Financial Statements of Remington Park, Inc.+
 23.5        Consent of Hill, Barth & King LLC in respect of the Audited
             Financial Statement of Thistledown, Inc.+
 23.6        Consent of Ernst & Young LLP in respect of the Audited Combined
             Financial Statements of Golden Gate Fields+
 23.7        Consent of Jerry D. Campbell to act as director+
 23.8        Consent of William G. Davis to act as director+
 23.9        Consent of Peter M. George to act as director+
 23.10       Consent of Joseph W. Harper to act as director+
 23.11       Consent of J. Terrence Lanni to act as director+
 23.12       Consent of Edward C. Lunley to act as director+
 23.13       Consent of Earl I. Mack to act as director+
 23.14       Consent of Gino Roncelli to act as director+
 23.15       Consent of Andrew Stronach to act as director+
 23.16       Consent of Ronald J. Volkman to act as director+
 23.17       Consent of John C. York II to act as director+
 23.18       Consent of Sidley & Austin (included in Exhibit 5.1)
 27.1        Financial Data Schedules+
 99.1        Provisions attaching to the Exchangeable Shares of MEC Holdings
             (Canada) Inc.+

--------
*To be filed by amendment

+Previously filed